Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Chromadex Corporation and Subsidiaries on Form S-3 of our report dated March 12, 2021, with respect to our audits of the consolidated financial statements of ChromaDex Corporation as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
March 23, 2021